Exhibit 10.JJ(5)

AMENDMENTS TO THE

GLOBAL PENSION PLAN

Pursuant to Section 6.4 of the Global Pension Plan (“Plan”), which provides that the Plan may be amended in whole or in part at any time by Alcoa, the Plan is revised as follows:

1.	Article III, Earnings, is amended to delete Section 3.1 in its entirety and replace it with the following:

3.1 Prior to January 1, 2002, Earnings Credits equaled the average annual London Interbank Offer Rate (“LIBOR”), and were applied to the balance of the Participant’s account on December 31 of each Plan year, but prior to posting the current plan year’s Benefit Credit. The average was determined by adding the LIBOR, as published in the Financial Times, as of the last day of each month and dividing that sum by 12. Effective as of January 1, 2002, the average annual LIBOR was the greater of a) the LIBOR as published in the Financial Times as of the last day of each month, divided by 12, or b) 5.5%. Effective as of August 1, 2007, Earnings Credits with respect to a Participant whose Continuous Service was terminated prior to December 31 of the plan year was applied to the Participant’s account as of the end of the month in which the participant’s Continuous Service terminated, but prior to the posting of Benefits Credits as described in Section 2.1. Earnings Credits for such Participant were the greater of i) the average LIBOR for the portion of the plan year through the end of the month in which the Participant’s Continuous Service terminated or ii) 5.5%, multiplied by a ratio that is the number of months the Participant was employed, including the month in which the Participant’s Continuous Service ends, over 12 months.

Effective July 1, 2009, Earnings Credits will equal the U.S. prime rate in effect as of December 31 of the prior plan year, but no greater than 6%. Earnings Credits applied to a Participant’s account whose Continuous Service is terminated prior to December 31 of the plan year will be the U.S. prime rate in effect as of the last day of the calendar month in which the Participant’s Continuous Service terminated, but no greater than 6%.

2.	In all other respects the Plan is ratified and confirmed.